Exhibit 99.4(B)


                  GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER

THIS RIDER has been attached to and made a permanent part of your Certificate as of the GMAB Rider Effective Date. This Rider is subject to all the exclusions, definitions and provisions of the Certificate to which it is attached which are not inconsistent herewith. If any provisions contained in this Rider are contrary to or inconsistent with those of the Certificate, the Rider provisions will control.

THE BENEFIT

The Guaranteed Minimum Accumulation Benefit (GMAB) provides that if you allocate an amount to a GMAB Subaccount, the accumulated value of that amount at the end of a specified allocation period is guaranteed to be at least equal to the Guaranteed Maturity Value for that amount.

GMAB ALLOCATIONS

In order for this Rider to take effect, you must allocate at least the Minimum Initial GMAB Contribution shown on the GMAB Rider Schedule Page to one of the GMAB Subaccounts offered by us on the GMAB Rider Effective Date. The GMAB Subaccounts available on the GMAB Rider Effective Date, and the GMAB Subaccount you selected, are shown on the GMAB Rider Schedule Page. You may elect, but are not required, to allocate all or part of an Additional Contribution to the same GMAB Subaccount you selected on the GMAB Rider Effective Date. The minimum amount of an Additional Contribution that may be allocated to a GMAB Subaccount is shown on the GMAB Rider Schedule Page. We must receive your election on or before the date we receive your Additional Contribution. You may not allocate to any GMAB Subaccount other than the one GMAB Subaccount you selected on the GMAB Rider Effective Date.

A separate Guaranteed Return Account (GRA) is created for each allocation to a GMAB Subaccount. Each GRA has an allocation period equal to the specified number of years associated with the GMAB Subaccount in which the GRA is invested. You may not allocate to a GMAB Subaccount if the specified allocation period for the resulting GRA would extend beyond the Maximum Retirement Date under the Certificate.

Each GRA has a Guaranteed Maturity Percent equal to the Guaranteed Maturity Percent associated with the GMAB Subaccount in which the GRA is invested. The Guaranteed Maturity Percentages for the GMAB Subaccounts available on the GMAB Rider Effective Date are shown on the GMAB Rider Schedule Page. (If the GMAB Subaccount guarantees return of premium, the Guaranteed Maturity Percent shown will be 100%.) We may discontinue offering these GMAB Subaccounts at any time. If we discontinue offering the GMAB Subaccount you selected, we may offer an alternative GMAB Subaccount, with a Guaranteed Maturity Percent to be determined by us, to which you may allocate Additional Contributions. Notwithstanding the foregoing, once a GRA is created, it cannot be terminated or changed by us except as described in the Termination provision of this Rider.

GUARANTEED MATURITY VALUE

The Guaranteed Maturity Value at the end of the specified allocation period of a GRA is equal to the amount allocated multiplied by the Guaranteed Maturity Percent for that GRA, adjusted as follows:

     1) as of the date of a partial withdrawal (or transfer out of a GRA), the Guaranteed Maturity Value is decreased in proportion to the decrease in the accumulated value of the GRA; and

     2) as of the date the Annual Administration Charge is deducted, the Guaranteed Maturity Value is decreased in the same amount as the decrease in the accumulated value of the GRA.

At the end of the specified allocation period for a GRA, if the Guaranteed Maturity Value of the GRA is greater than the accumulated value of the GRA, we will add the difference to the accumulated value of the GRA. There is no Guaranteed Maturity Value if a GRA terminates prior to the end of its specified allocation period for any reason, including death and annuitization.

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TRANSFER RESTRICTIONS

After the GMAB Rider Effective Date, you may not transfer Account Value from other Fixed and Variable Accounts into a GMAB Subaccount. You may transfer Account Value out of a GRA after the Restricted Period for the GRA has expired. The Restricted Period is shown on the GMAB Rider Schedule Page. Transfers must be made from GRAs on a first-in, first-out (FIFO) basis.

PARTIAL WITHDRAWALS

Unless we permit otherwise, a partial withdrawal will be deducted from all Fixed and Variable Accounts on a pro rata basis. The portion to be deducted from a GMAB Subaccount will be deducted from GRAs on a FIFO basis. Guaranteed Maturity Values will be reduced proportionally by partial withdrawals.

      EXAMPLE OF PROPORTIONAL DECREASE:

      Assume you allocated $100,000 to a 10-Year GRA with a Guaranteed Maturity Percent of 115%. In year 8, the accumulated value of the GRA is $90,000, and you request a $10,000 partial withdrawal. (Assume there have been no prior partial withdrawals and that no Administration Charges have been deducted.) The Guaranteed Maturity Value at this point in time is $115,000. The withdrawal reduced the accumulated value by 11.11% ($10,000/$90,000). Therefore, the Guaranteed Maturity Value is decreased by 11.11%. 11.11% of $115,000 is $12,777. Because the Guaranteed Maturity Value in this example is greater than the accumulated value, the Guaranteed Maturity Value is decreased by a larger dollar amount than the partial withdrawal amount. If the Guaranteed Maturity Value were less than the accumulated value, the Guaranteed Maturity Value would be decreased by a smaller dollar amount than the partial withdrawal amount.

ADDITIONAL COMPANY CHARGE

There is an additional Mortality and Expense Charge associated with the GMAB Subaccounts. This charge is in addition to the Mortality and Expense Charge applicable to all Subaccounts under the basic Certificate. The total Mortality and Expense Charge is deducted daily from the GMAB Subaccount Unit Values. The maximum additional Mortality and Expense Charge associated with the GMAB Subaccounts is shown on the GMAB Rider Schedule Page.

TERMINATION

A GRA will terminate automatically on the earliest of the following dates:

     1)   The date the specified allocation period ends;

     2) The date the accumulated value or the Guaranteed Maturity Value of the GRA is reduced to zero due to transfers or withdrawals;

     3) The date that an Owner's Primary Beneficiary succeeds as the Owner of the Certificate, unless the Owner's Primary Beneficiary who is the Owner's spouse elects to continue the Certificate in lieu of taking a distribution of the Surrender Value;

     4) The date that ownership of the Certificate is transferred during the Owner's lifetime;

     5)   The date a death benefit is calculated under the Certificate;

     6)   The date the Certificate is annuitized;

     7)   The date the Certificate ends.

Upon the occurrence of (3), (4), (5), (6) or (7), this Rider will terminate.

Upon termination of a GRA prior to a final disposition of proceeds under the Certificate, if you have not given us instructions where to allocate the final accumulated value of the GRA, we will allocate it to a default Subaccount that we designate for such purpose from time to time.


NATIONAL INTEGRITY LIFE INSURANCE COMPANY


    Jill T. McGruder, President                Edward J. Babbitt, Secretary

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                                   GMAB RIDER
                                  SCHEDULE PAGE
                                  --------------

GMAB RIDER EFFECTIVE DATE:                       [DATE RIDER ISSUED]

GMAB SUBACCOUNTS AVAILABLE ON GMAB RIDER EFFECTIVE DATE
                                                           GUARANTEED
                                                            MATURITY
                                                            PERCENT

[Touchstone 10-Year GMAB Aggressive ETF Service Class       [ 100%

Touchstone 10-YearGMAB Moderate ETF Service Class             115%

Touchstone 10-Year GMAB Conservative ETF Service Class]       125%]

GMAB SUBACCOUNT SELECTED

[Touchstone 10-Year GMAB Aggressive ETF Service Class]

RESTRICTED PERIOD

[GRAs invested in 10-Year GMAB Subaccounts have a seven-year Restricted Period for transfers. You may not transfer Account Value out of a GRA during the Restricted Period.]


COMPANY CHARGES

CONTINUOUS CHARGE FOR OPTIONAL GMAB

ADDITIONAL MORTALITY AND EXPENSE CHARGE

                    [0.xx% - 0.75%] per year of amounts invested in GMAB Subaccounts. This charge covers mortality and expense risks, and certain administrative costs, associated with GMAB Rider benefits. This charge is deducted daily from GMAB Subaccount Unit Values.


MINIMUM CONTRIBUTIONS TO GMAB SUBACCOUNT

MINIMUM INITIAL GMAB CONTRIBUTION

                    [$10,000] This is the minimum amount that must be allocated to one GMAB Subaccount in order for the GMAB Rider to take effect.

MINIMUM ADDITIONAL CONTRIBUTION

                    [$1,000] This is the minimum amount of an Additional Contribution that may be allocated to a GMAB Subaccount.